Exhibit 3.11

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MXENERGY INC.

MxEnergy Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:  The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on April 13, 1999.  The Certificate of Amendment of Certificate of Incorporation was filed with the Secretary of the State of Delaware on November 16, 2001.

SECOND:  The Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of sections 245 and 241 of the General Corporation Law of the State of Delaware by the directors of the Corporation.

THIRD:  The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by a officer designated by the board of directors this 29th day of June, 2004.

MXENERGY INC.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MXENERGY INC.

MxEnergy Inc., a corporation organized and existing and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

ARTICLE I. - NAME

The name of the corporation is MxEnergy Inc. (the “Corporation”).

ARTICLE II.- REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808.  The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III. - PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV. – CAPITALIZATION

4.1     Authorized Shares.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 15,000,000 shares, consisting of 10,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and 5,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).

4.2     Preferred Stock. (a) Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation, and the Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.  The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i)         The number of shares constituting that series and the distinctive designation of that series;

(ii)        The dividend rate on the shares of that series, whether dividends shall be paid in cash or in kind and whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii)       Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)       Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)        Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi)       Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii)      The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)     Any other relative rights, preferences and limitations of that series.

(b)           No Preemptive Rights.  Except as expressly set forth in this certificate of incorporation, any certificate of designation, any resolution or resolutions providing for the issuance of a series of stock adopted by the Board of Directors, or any agreement between the Corporation and its stockholders, the holders of Common Stock or any series of Preferred Stock shall have no preemptive right to subscribe for any shares of any class of capital stock of the Corporation whether now or hereafter authorized.

4.3     Common Stock.  The rights, powers, privileges, preferences, qualifications, limitations and restrictions of the Common Stock are set forth in this Section 4.3.

(a)           Voting Rights.  All holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders.  Except as otherwise expressly provided in this certificate of incorporation, any certificate of designation or as otherwise required by law, the holders of shares of the Preferred Stock (as defined herein) and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this certificate of incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this certificate of incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware.

(b)           Dividends.  Subject to the preferential dividend rights of any class or series of Preferred Stock outstanding from time to time, holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

ARTICLE V. - SECTION 203

The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

ARTICLE VI. - MANAGEMENT OF BUSINESS OF THE CORPORATION

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

6.1     The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.  The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws.  The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies.  No election of directors need be by written ballot.

6.2     After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders of the

Corporation entitled to vote unless provisions for such classification shall be set forth in this certificate of incorporation.

ARTICLE VII. - LIMITATION OF DIRECTOR LIABILITY

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.  All references in this Article VII to a director shall also be deemed to refer to such other person or persons, if any, who, pursuant to a provision of the Certificate of Incorporation of the Corporation in accordance with subsection (a) of Section 141 of the General Corporation Law of the State of Delaware, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by the General Corporation Law of the State of Delaware.  If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation law of the State of Delaware, as so amended.  Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII. - INDEMNIFICATION

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or an officer of the Corporation or, while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee.  Notwithstanding the preceding sentence, the Corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the Corporation.

ARTICLE IX. - AMENDMENT TO CERTIFICATE OF INCORPORATION

From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article IX.